Exhibit 99.1

NEWS RELEASE

For More Information Contact:	For Release - December 28, 2009

Sterling Bancshares, Inc.

J. Downey Bridgwater, Chairman, President and

Chief Executive Officer, (713) 507-2670

First Banks, Inc.

Terrance M. McCarthy, President and Chief

Executive Officer, (314) 854-4600

Sterling Bancshares, Inc. and First Banks, Inc. Announce Termination

of Texas Branch Purchase Agreement

HOUSTON, TX, and ST. LOUIS, MO, December 28, 2009 – Sterling Bancshares, Inc. (NASDAQ: SBIB) and First Banks, Inc. (NYSE: FBSPrA) announced today, the termination of the purchase and assumption agreement entered into by their subsidiaries, Sterling Bank and First Bank on August 7, 2009, without penalty to either party. This is a mutual decision by the parties after it was determined that the transaction could not be completed by December 31, 2009, as contemplated by the purchase agreement.

In a joint statement, Terrance M. McCarthy, President and Chief Executive Officer of First Banks, and J. Downey Bridgwater, Chairman, President, and Chief Executive Officer of Sterling, stated: “While we believe this transaction could still be beneficial to both companies, the current environment has made obtaining regulatory approval a longer than anticipated process, and we have reached the point where it is in the best interest of both of our franchises to terminate the agreement and proceed forward.”

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are based on beliefs and assumptions of management at the time that this release was prepared. The Company does not assume any obligation to update the forward-looking statements. There are several factors, many beyond the Company’s control, that could cause results to differ significantly from expectations including: adverse changes in the loan portfolio and the resulting credit risk-related losses and expenses; potential inadequacy of the allowance for credit losses; the ability to maintain or improve origination volumes; competitive influences on product pricing; the ability to integrate acquisitions and realize expected cost savings and revenue enhancements; effects of changes in interest rates on net interest margin and changes in federal and state regulations and laws. Additional factors can be found in the Company’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s web site (www.sec.gov).

About First Banks

First Banks, Inc. is a St. Louis-based bank holding company that had assets of $10.68 billion at September 30, 2009 and currently operates 209 branch banking offices in California, Florida, Illinois, Missouri and Texas. First Banks offers a broad range of financial products and services to consumers, businesses and institutions. Visit First Banks on the web at www.firstbanks.com.

Sterling Bancshares, Inc. and First Banks, Inc., News Release

December 28, 2009

About Sterling Bancshares

Sterling Bancshares, Inc. is a Houston-based bank holding company with total assets of $4.9 billion, which operates 59 banking centers in the greater metropolitan areas of Houston, San Antonio, Dallas and Fort Worth, Texas. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “SBIB.” For more information on Sterling Bancshares, please visit the Company’s web site at www.banksterling.com.